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SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE TO
Tender Offer Statement under Section 14(d)(1) or 13(e)(1) of the Securities Exchange Act of 1934

(Amendment No. 1)

CEPHALON, INC.
(Name of Subject Company (issuer))

CEPHALON, INC.
(Name of Filing Person (issuer))

2 1/2% Convertible Subordinated Notes
due December 2006
(Title of Class of Securities)

156708AD1 and 156708AE9
(CUSIP Numbers of Class of Securities)

John E. Osborn
Senior Vice President, General Counsel and Secretary
Cephalon, Inc.
41 Moores Road
Frazer, PA 19355
(610) 344-0200
(Name, Address and Telephone Number of Person Authorized to Receive
Notices and Communications on Behalf of the Person(s) Filing Statement)

Copy to:
Pran Jha
Sidley Austin Brown & Wood LLP
Bank One Plaza
10 South Dearborn Street
Chicago, IL 60603

☐
Check box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes to designate any transactions to which this statement relates:

☐	third party tender offer subject to Rule 14d-1
☐	going-private transaction subject to Rule 13e-3
☒	issuer tender offer subject to Rule 13e-4
☐	amendment to Schedule 13D under Rule 13d-2

Check the following box if the filing is a final amendment reporting the results of the tender offer. ☐

        This Amendment No. 1 to Tender Offer Statement on Schedule TO amends and supplements the Tender Offer Statement on Schedule TO (as amended and supplemented, the "Schedule TO") filed by Cephalon, Inc., a Delaware corporation (the "Company"), on June 10, 2005, relating to an offer by the Company to purchase for cash any and all of the Company's 2 1/2% Convertible Subordinated Notes due December 2006 upon the terms and subject to the conditions contained in the Offer to Purchase dated June 10, 2005 (as amended or supplemented from time to time, the "Offer to Purchase"), a copy of which is attached hereto as Exhibit (a)(1)(i), and the related Letter of Transmittal (the "Letter of Transmittal"), a copy of which is attached hereto as Exhibit (a)(1)(ii) (which together with the Offer to Purchase constitutes the "Offer").

Item 1 through Item 11.

        Items 1 through 11 of the Schedule TO are hereby amended and supplemented as follows:

        (1)   On June 13, 2005, the Company announced that it had entered into an agreement to acquire assets related to TRISENOX® (arsenic trioxide) from Cell Therapeutics, Inc. and CTI Technologies, Inc., a wholly owned subsidiary of Cell Therapeutics, Inc. The press release relating to the transaction is filed as Exhibit (a)(5)(A) and incorporated herein by reference.

        (2)   On June 14, 2005, the Company announced that it had completed its previously announced acquisition of all of the outstanding shares of capital stock of Salmedix, Inc. The press release relating to the acquisition is filed as Exhibit (a)(5)(B) and incorporated herein by reference.

Item 12.    Exhibits.

        Item 12 of the Schedule TO is hereby amended and restated in its entirety as follows:

Exhibit No.	Description
(a)(1)(i)*	Offer to Purchase, dated June 10, 2005.
(a)(1)(ii)*	Form of Letter of Transmittal.
(a)(1)(iii)*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
(a)(1)(iv)*	Form of Letter to Clients.
(a)(1)(v)*	Form of Notice of Guaranteed Delivery.
(a)(1)(vi)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(2)	None.
(a)(3)	None.
(a)(4)	None.
(a)(5)*	Press Release, dated June 10, 2005.
(a)(5)(A)	Press Release, dated June 13, 2005, included as Exhibit 99.1 to the Company's Current Report on Form 8-K dated June 15, 2005, is hereby incorporated by reference.
(a)(5)(B)	Press Release, dated June 14, 2005, included as Exhibit 99.3 to the Company's Current Report on Form 8-K dated June 15, 2005, is hereby incorporated by reference.
(b)	None.
(d)(1)	Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/A (12G) filed January 20, 1999, is hereby incorporated by reference.
(d)(2)	First Amendment to Amended and Restated Rights Agreement, dated July 31, 2000, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G filed on August 2, 2000, is hereby incorporated by reference.
(d)(3)	Second Amendment to Amended and Restated Rights Agreement, dated October 27, 2003, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G filed on October 27, 2003, is hereby incorporated by reference.
(d)(4)	Indenture, dated as of December 11, 2001, between the Company and State Street Bank and Trust Company, included as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-82788) filed on February 14, 2002, is hereby incorporated by reference.
(d)(5)	Indenture, dated as of June 11, 2003, between the the Company and U.S. Bank National Association, included as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.

(d)(6)	Registration Rights Agreement, dated as of June 11, 2003, between the Company and Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc., included as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(7)	Indenture, dated as of December 20, 2004, between the Company and U.S. Bank National Association, included as Exhibit 4.l to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(8)	Registration Rights Agreement, dated as of December 20, 2004, between the Company and U.S Bank National Association, included as Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(9)	Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association, included as Exhibit 4.1 to the Company's Current Report on Form 8-K dated June 8, 2005, is hereby incorporated by reference.
(d)(10)	Five Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(1) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(11)	Seven Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(2) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(12)	Five Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(3) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(13)	Seven Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(4) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(14)	Five Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(15)	Seven Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(16)	Hedge Confirmation dated as of June 2, 2005 by and among the Company, Deutsche Bank AG, New York and Deutsche Bank, London, included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(d)(17)	Warrant Confirmation dated as of June 2, 2005 by and among the Company, Deutsche Bank AG, New York and Deutsche Bank, London, included as Exhibit 10.2 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(g)	None.
(h)	None.

*
Previously filed.

SIGNATURE

        After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Cephalon, Inc.
	By:	/s/ J. KEVIN BUCHI
		Name:	J. Kevin Buchi
		Title:	Senior Vice President and Chief Financial Officer
Dated: June 15, 2005

Exhibit Index

Exhibit No.	Description
(a)(1)(i)*	Offer to Purchase, dated June 10, 2005.
(a)(1)(ii)*	Form of Letter of Transmittal.
(a)(1)(iii)*	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and other Nominees.
(a)(1)(iv)*	Form of Letter to Clients.
(a)(1)(v)*	Form of Notice of Guaranteed Delivery.
(a)(1)(vi)*	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.
(a)(2)	None.
(a)(3)	None.
(a)(4)	None.
(a)(5)*	Press Release, dated June 10, 2005.
(a)(5)(A)	Press Release, dated June 13, 2005, included as Exhibit 99.1 to the Company's Current Report on Form 8-K dated June 15, 2005, is hereby incorporated by reference.
(a)(5)(B)	Press Release, dated June 14, 2005, included as Exhibit 99.3 to the Company's Current Report on Form 8-K dated June 15, 2005, is hereby incorporated by reference.
(b)	None.
(d)(1)	Amended and Restated Rights Agreement, dated as of January 1, 1999, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/A (12G) filed January 20, 1999, is hereby incorporated by reference.
(d)(2)	First Amendment to Amended and Restated Rights Agreement, dated July 31, 2000, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G filed on August 2, 2000, is hereby incorporated by reference.
(d)(3)	Second Amendment to Amended and Restated Rights Agreement, dated October 27, 2003, between the Company and StockTrans, Inc., included as Exhibit 1 to the Company's Form 8-A/12G filed on October 27, 2003, is hereby incorporated by reference.
(d)(4)	Indenture, dated as of December 11, 2001, between the Company and State Street Bank and Trust Company, included as Exhibit 4.1 to the Company's Registration Statement on Form S-3 (Registration No. 333-82788) filed on February 14, 2002, is hereby incorporated by reference.
(d)(5)	Indenture, dated as of June 11, 2003, between the the Company and U.S. Bank National Association, included as Exhibit 4.1 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(6)	Registration Rights Agreement, dated as of June 11, 2003, between the Company and Credit Suisse First Boston LLC, CIBC World Markets Corp., J.P. Morgan Securities Inc., Morgan Stanley & Co. Incorporated, SG Cowen Securities Corporation, ABN AMRO Rothschild LLC, Citigroup Global Markets Inc. and Lehman Brothers Inc., included as Exhibit 10.4 to the Company's Quarterly Report on Form 10-Q for the period ended June 30, 2003, is hereby incorporated by reference.
(d)(7)	Indenture, dated as of December 20, 2004, between the Company and U.S. Bank National Association, included as Exhibit 4.l to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(8)	Registration Rights Agreement, dated as of December 20, 2004, between the Company and U.S Bank National Association, included as Exhibit 4.2 to the Company's Current Report on Form 8-K dated December 21, 2004, is hereby incorporated by reference.
(d)(9)	Indenture, dated June 7, 2005, between the Company and U.S. Bank, National Association, included as Exhibit 4.1 to the Company's Current Report on Form 8-K dated June 8, 2005, is hereby incorporated by reference.
(d)(10)	Five Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(1) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(11)	Seven Year Convertible Note Hedge, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(2) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(12)	Five Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(3) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.

(d)(13)	Seven Year Warrant, dated June 6, 2003, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(4) to the Company's Tender Offer Statement on Schedule TO filed November 16, 2004, is hereby incorporated by reference.
(d)(14)	Five Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(15)	Seven Year Convertible Note Hedge, dated December 3, 2004, between the Company and Credit Suisse First Boston International, included as Exhibit (d)(5) to Amendment No. 1 to the Company's Tender Offer Statement on Schedule TO filed December 14, 2004, is hereby incorporated by reference.
(d)(16)	Hedge Confirmation dated as of June 2, 2005 by and among the Company, Deutsche Bank AG, New York and Deutsche Bank, London, included as Exhibit 10.1 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(d)(17)	Warrant Confirmation dated as of June 2, 2005 by and among the Company, Deutsche Bank AG, New York and Deutsche Bank, London, included as Exhibit 10.2 to the Company's Current Report on Form 8-K filed June 8, 2005, is hereby incorporated by reference.
(g)	None.
(h)	None.

*
Previously filed.

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  Item 1 through Item 11.
  Item 12. Exhibits.
SIGNATURE
Exhibit Index